EXHIBIT 23.1

CONSENT OF WARREN AVERETT, LLC

Independent Registered Certified Public Accountants

We consent to the inclusion in this Registration Statement on Form S-1 (No. 333-                ) of our reports dated July 10, 2014 and August 29, 2013 with respect to our audits of the consolidated financial statements of CytoDyn Inc as of and for the year ended May 31, 2014 and 2013, which is part of this Registration Statement.

/s/ Warren Averett, LLC

Warren Averett, LLC

Tampa, Florida

June 8, 2015